COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE 2009 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 6, 2009… LSB Industries, Inc. (NYSE: LXU) announced today net income available to common shareholders for the second quarter of 2009 of $8.7 million ($0.38 per diluted share), as compared to $17.9 million ($0.75 per diluted share) in the same period in 2008.

Second Quarter 2009 Financial Highlights Compared to Second Quarter 2008:

▪	Net sales were $138.6 million, a 30.0% decline from $198.1 million;
▪	Operating income was $14.5 million compared to $29.3 million;
▪	Net income was $8.7 million compared to $17.9 million;
▪	Diluted earnings per common share was $0.38 compared $0.75.

First Six Months 2009 Financial Highlights Compared to First Six Months 2008:

•	Net sales were $288.8 million, a 19.4% decline from $358.5 million;
•	Operating income was $34.0 million compared to $48.7 million;
•	Net income was $20.5 million compared to $28.8 million;
•	Net income applicable to common shareholders decreased to $20.2 million from $28.5 million;
•	Diluted earnings per common share was $0.89 compared to $1.21.

Discussion of Second Quarter of 2009:

Net sales for the second quarter of 2009 were $138.6 million compared to $198.1 million for the 2008 second quarter. The sales decrease of $59.5 million includes a decrease of $13.6 million in our Climate Control Business and a decrease of approximately $43.6 million in our Chemical Business.

For the second quarter of 2009, our operating income was $14.5 million compared to $29.3 million for the same period in 2008. The $14.8 million decline in operating income was primarily attributable to a $14.3 million decline in our Chemical Business.

There are certain items in the second quarter results of both years that require explanation for a full understanding of Chemical’s results of operations and the comparability to the prior year second quarter, as follows:

Operating Income:

The second quarter of 2008 included a one-time gain from a litigation judgment of $7.6 million.

The second quarter of 2009, as compared to 2008, included:

•
$3.1 million lower profit margins on UAN fertilizer as a result of lower tons sold and lower margins, offset by $1.1 million of gross profit margins in excess of current market prices due to firm sales commitments made in 2008.

•	Losses of $300,000 on natural gas hedging contracts compared to gains of $1.2 million in the 2008 quarter, a swing of $1.5 million.

•	Start up expenses of the Pryor facility of $3.2 million compared to $0.5 million in 2008.

These four items account for $13.8 million of the $14.3 million decline in the Chemical Business operating income.  The balance is due to lower margins on lower industrial and mining sales volumes, offset partly by improved plant efficiencies at the El Dorado facility.

Net income was $8.7 million for the second quarter of 2009 compared to $17.9 million for the same period of 2008. The net decrease of $9.2 million includes, among other items, the Chemical Business related variances of $14.3 million discussed above less a provision for income taxes at the effective rate for the second quarter of approximately 38%.

Climate Control Business –

Net sales for the Climate Control Business totaled $67.0 million, a 16.9% decrease from the second quarter of 2008 primarily due to lower demand for hydronic fan coil products.

Despite a 16.9% decrease in sales, Climate Control’s gross profit was down only $0.9 million as a result of improved gross margins as a percentage of sales from 32.2% in the second quarter of 2008 to 37.3% for second quarter of 2009. This improvement is primarily related to product mix and lower raw material costs.

Segment operating income increased 3.1% from the same period in 2008 due to the improvement in gross margin as a percentage of sales and operating expense savings related to lower sales volume.

Bookings of new product orders during the second quarter were $54.7 million compared to $75.6 million in the second quarter of 2008.  Lower bookings were generally a result of the lower level of commercial construction activity, caused by the recession.

At June 30, 2009, the backlog of product orders was $49.5 million compared to $68.5 million at December 31, 2008 and $56.8 million at March 31, 2009.

Chemical Business –

Net sales for the Chemical Business totaled $69.9 million, a 38.4% decline from the second quarter of 2008.  The decrease in sales is primarily attributable to declines in selling prices for our products resulting from steep declines in our raw material feedstock and fewer tons of products sold in our industrial and mining markets. Lower shipments of industrial and mining products were due to generally lower demand for these products caused by the economic downturn.

The gross margin as a percentage of sales of the Chemical Business was 17.6%, up from 14.5% in the same period last year.

During the second quarter 2009, we were able to maintain profitability, despite lower selling prices of the products we produce, because the primary raw material feedstocks we use also declined in price compared to the second quarter of 2008.

Other Special Items for the First Six Months 2009:

Operating expenses for 2009 included expenses of $5.2 million compared to $0.9 million in the same period last year associated with the start up of the Pryor Facility.

Also included in the 2009 pre-tax income is a gain of $1.7 million from extinguishment of debt as a result of acquiring $9.2 million of our Debentures Due 2012, below face value.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated: “Through the first half of the year, LSB performed well, especially in light of the overall weakness in the economy. Both our Climate Control and Chemical Businesses turned in respectable numbers, despite the current business slowdown. However, due to reductions in the commercial and residential construction industries, as well as general industrial production in North America, we don’t believe these results are sustainable in the second half of the year.

“Due to current economic conditions, especially in the commercial construction sector, product orders and backlog in our Climate Control Business have declined.  With the added pressure of competition in the markets we serve, plus recent increases in the cost of raw materials, we expect to see some erosion in our Climate Control Business’ results in the short-term. At the same time, we are confident in the long-term prospects of the Climate Control Business and are continuing to increase our sales and marketing efforts for all of our climate control products. Over time, we believe that the recently enacted federal tax credits for geothermal heat pumps should have a  positive impact on sales of those highly energy efficient and green products.

“With respect to our Chemical Business, we believe sales and margins in all three of its primary markets will be down due to the decline in business activity in these markets.  However, it does appear from published reports that nitrogen fertilizer prices and demand are beginning to firm up. Koch Nitrogen Company has started to pre-sell the UAN production at our Pryor, Oklahoma plant, and production at that facility is expected to start later in the third quarter, barring delays.

“During the second quarter, we continued to improve our balance sheet, by reducing long-term debt, and increasing cash and stockholders’ equity. We purchased $3.5 million face value of our Debentures that are due in 2012 in negotiated transactions at various discounts from face value bringing our total purchases of our Debentures in 2009 to $9.2 million. As a result of this and prior acquisitions of these Debentures, only $31.3 million remains outstanding at June 30, 2009.

“While we look forward to an economic recovery, we continue to invest in the areas that we believe have long-term strategic growth potential for LSB.”

Conference Call

LSB’s management will host a conference call covering the second quarter results on Thursday, August 6, 2009 at 5:15 pm EDT/4:15 pm CDT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, production at the new Pryor Chemical facility is expected to start later in the third quarter; due to reductions in the construction industries, as well as general industrial production, we don’t believe the results we achieved the first half of 2009 are sustainable in the second half of the year;  expect to see some erosion in our Climate Control Business in the short-term, and at the same time we are confident in the long-term prospects of the Climate Control Business; positive effects on our sales of geothermal heat pumps due to recently enacted federal tax credits for these products; lower sales volumes of our Chemical products for the remainder of the year; and investments in areas that we believe have long-term strategic growth potential.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2008 and Form 10-Q’s for quarters ended March 31, 2009, and June 30, 2009 for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.
# # #

See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2009 and 2008

Six Months		Three Months
2009	2008	2009	2008
(In Thousands, Except Per Share Amounts)
Net sales	$288,760	$358,507	$138,563	$198,052
Cost of sales	210,205	277,009	100,736	154,311
Gross profit	78,555	81,498	37,827	43,741

Selling, general and administrative expense	44,421	40,222	23,046	21,458
Provisions for losses on accounts receivable	28	292	(24)	202
Other expense	334	657	291	476
Other income	(190)	(8,329)	(28)	(7,719)
Operating income	33,962	48,656	14,542	29,324
Interest expense	2,939	3,720	1,028	1,266
Gain on extinguishment of debt	(1,743)	-	(421)	-
Non-operating other income, net	(34)	(862)	(11)	(345)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	32,800	45,798	13,946	28,403
Provisions for income taxes	12,800	17,429	5,451	10,709
Equity in earnings of affiliate	(488)	(462)	(248)	(230)
Income from continuing operations	20,488	28,831	8,743	17,924

Net loss from discontinued operations	15	17	13	17
Net income	20,473	28,814	8,730	17,907

Dividends on preferred stock	306	306	-	-
Net income applicable to common stock	$20,167	$28,508	$8,730	$17,907

Weighted average common shares:
Basic	21,174	21,115	21,238	21,172

Diluted	23,587	24,908	23,674	24,827

Income per common share:
Basic:	$.95	$1.35	$.41	$.85

Diluted:	$.89	$1.21	$.38	$.75

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
 Six and Three Months Ended June 30, 2009 and 2008

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends.  Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Realized and unrealized gains (losses) included in earnings and the income statement classifications are as follows:

Six Months Ended June 30,	Three Months Ended June 30,
2009	2008	2009	2008
(In Thousands)
Total gains (losses) included in earnings:
Cost of sales – Commodities contracts	$(1,148)	$4,488	$8	$1,291
Cost of sales – Foreign exchange contracts	(31)	(35)	(1)	(35)
Interest expense – Interest rate contracts	158	708	427	877
	$(1,021)	$5,161	$434	$2,133

Change in unrealized gains and losses relating to contracts still held at period end:
Cost of sales – Commodities contracts	$(969)	$861	$30	$808
Cost of sales – Foreign exchange contracts	-	(15)	-	(15)
Interest expense – Interest rate contracts	649	709	719	896
	$(320)	$1,555	$749	$1,689

Note 3:	For each of the six and three month periods ended June 30, 2008, we recognized other income of $7.6 million, net of attorneys’ fees, relating to a litigation judgment.

Note 4:
During the six and three months ended June 30, 2009, we acquired $9.2 million and $3.5 million, respectively, aggregate principal amount of the 2007 Debentures for approximately $7.1 million and $2.9 million, respectively. As a result, we recognized a gain on extinguishment of debt of $1.7 million and $0.4 million, respectively, after writing off approximately $0.4 million and $0.2 million, respectively, of the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 5	Information about the Company’s operations in different industry segments for the six and three months ended June 30, 2009 and 2008 is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights (Continued)
Six and Three Months Ended June 30, 2009 and 2008

Six Months Ended June 30,	Three Months Ended June 30,
2009	2008	2009	2008
(In Thousands)
Net sales:
Climate Control	$139,030	$146,949	$66,982	$80,626
Chemical	144,371	204,788	69,893	113,458
Other	5,359	6,770	1,688	3,968
	$288,760	$358,507	$138,563	$198,052

Gross profit: (1)
Climate Control (2)	$47,426	$47,454	$24,998	$25,932
Chemical (3)	29,429	31,852	12,281	16,499
Other	1,700	2,192	548	1,310
	$78,555	$81,498	$37,827	$43,741

Operating income (loss): (4)
Climate Control (2)	$21,204	$21,182	$12,226	$11,855
Chemical (3) (5) (6)	18,835	32,627	6,197	20,502
General corporate expenses and other business operations, net (7)	(6,077)	(5,153)	(3,881)	(3,033)
	33,962	48,656	14,542	29,324

Interest expense	(2,939)	(3,720)	(1,028)	(1,266)
Gains on extinguishment of debt	1,743	-	421	-
Non-operating other income (expense), net:
Climate Control	-	1	-	-
Chemical	6	64	3	60
Corporate and other business operations	28	797	8	285
Provisions for income taxes	(12,800)	(17,429)	(5,451)	(10,709)
Equity in earnings of affiliate-Climate Control	488	462	248	230
Income from continuing operations	$20,488	$28,831	$8,743	$17,924

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
During the six and three months ended June 30, 2009, we recognized gains totaling $789,000 and $326,000, respectively, on our futures contracts for copper. During the six and three months ended June 30, 2008, we recognized gains on our copper futures contracts totaling $2,685,000 and $109,000, respectively. These gains contributed to an increase in gross profit and operating income.

(3)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $3,558,000 and $1,058,000 higher than our comparable product sales made at lower market prices available during the six and three months ended June 30, of 2009, respectively. In addition, during the six and three months ended June 30, 2009, we recognized recoveries of precious metals totaling $2,222,000 and $9,000, respectively, compared to $792,000 for each of the same periods in 2008. These transactions contributed to an increase in gross profit and operating income for each respective period. During the six and three months ended June 30, 2009, we recognized losses totaling $1,937,000 and $318,000, respectively, on our futures/forward contracts for natural gas and ammonia compared to gains totaling $1,803,000 and $1,182,000 for each of the same periods in 2008, respectively. These losses contributed to a decrease (gains contributed to an increase) in gross profit and operating income for each respective period.

(4)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations. Operating income by industry segment represents gross profit by industry segment less selling, general and administration expense (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(5)	For each of the six and three month periods ended June 30, 2008, we recognized income of $7,560,000, net of attorneys’ fees, relating to a litigation judgment.

(6)
During the six and three months ended June 30, 2009, we incurred expenses of $5,213,000 and $3,217,000, respectively, associated with the start up of our idle chemical facility located in Pryor, Oklahoma (the “Pryor Facility”) that we are in the process of activating. For the six and three months ended June 30, 2008, we incurred expenses of $919,000 and $498,000, respectively, associated with maintaining the Pryor Facility.

(7)
The amounts included are not allocated to our Climate Control and Chemical Businesses since these items are not included in the operating results reviewed by our chief operating decision makers for purposes of making decisions as discussed above. A detail of these amounts are as follows:

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2009	December 31, 2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$63,008	$46,204
Restricted cash	375	893
Accounts receivable, net	64,122	78,846
Inventories:
Finished goods	27,716	30,679
Work in process	2,589	2,954
Raw materials	21,376	27,177
Total inventories	51,681	60,810
Supplies, prepaid items and other:
Prepaid insurance	1,467	3,373
Precious metals	14,575	14,691
Supplies	4,800	4,301
Other	1,841	1,378
Total supplies, prepaid items and other	22,683	23,743
Deferred income taxes	7,777	11,417
Total current assets	209,646	221,913

Property, plant and equipment, net	108,780	104,292

Other assets:
Debt issuance costs, net	1,988	2,607
Investment in affiliate	3,766	3,628
Goodwill	1,724	1,724
Other, net	1,812	1,603
Total other assets	9,290	9,562
	$327,716	$335,767

(Continued on following page)

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2009	December 31, 2008
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,222	$43,014
Short-term financing	452	2,228
Accrued and other liabilities	26,393	39,236
Current portion of long-term debt	2,036	1,560
Total current liabilities	60,103	86,038

Long-term debt	97,305	103,600

Noncurrent accrued and other liabilities	9,950	9,631

Deferred income taxes	8,528	6,454

Contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,348,770 shares issued (24,958,330 at December 31, 2008)	2,535	2,496
Capital in excess of par value	129,076	127,337
Accumulated other comprehensive loss	-	(120)
Retained earnings	39,971	19,804
	174,582	152,517
Less treasury stock at cost:
Common stock, 3,867,462 shares (3,848,518 at December 31, 2008)	22,752	22,473
Total stockholders' equity	151,830	130,044
	$327,716	$335,767